Exhibit 10.24

December 22, 2025

Christopher W. Gerry

RE: Retention Agreement and Offer of Additional Severance Eligibility

Dear Chris:

Thank you for all of your contributions to Sensei Biotherapeutics, Inc. (the “Company”). Your role is critical to the next phase of the Company. Our hope is that you will remain employed with the Company. To financially incentivize you to remain employed by the Company, we are pleased to offer you two retention bonuses in the form of more favorable bonus eligibility terms for the 2025 and 2026 calendar years and potential additional severance eligibility, according to the terms below (the “Retention Agreement”). Capitalized terms not defined in this Retention Agreement shall have the same meaning as set forth in the Employment Agreement (as defined below).

Modifications of Base Salary and Target Percentage

This is to confirm our agreement that, effective as of November 14, 2025, your Base Salary increased to $425,000.

Additionally, for any Annual Bonus that you may be eligible to receive attributable to the 2026 calendar year, your Target Percentage shall be increased to 40% of your then-current Base Salary (the “Modified Target Percentage”). For the avoidance of doubt, the Modified Target Percentage shall not apply to your Annual Bonus attributable to the 2025 calendar year.

For avoidance of any doubt, your Employment Agreement is amended and modified with respect to these compensation modifications as described herein.

Retention Bonus

First Retention Bonus

If you remain employed by the Company through February 13, 2026 (the “Earn Date”), and provided you have not tendered your resignation before such date and the Company has not terminated your employment for Cause (as defined in your Amended and Restated Employment Agreement, dated as of July 31, 2024 (the “Employment Agreement”)) before the Earn Date, then, notwithstanding the fact that the Company is unlikely to attain the targeted goals set by the Board of Directors for 2025 and actual bonus calculations would likely be decreased on account of overall economic conditions and related financial factors, you will nevertheless be entitled to receive, an amount equal to your Annual Bonus attributable to the 2025 calendar year, calculated at the full Target Percentage set forth in your Employment Agreement (the “First Retention Bonus”). If earned, the First Retention Bonus will be paid in a lump sum on February 13, 2026, and will be subject to applicable payroll withholdings and deductions. For the avoidance of doubt, the First Retention Bonus will be in lieu of, not in addition to, any other bonus attributable to the 2025 calendar year that you might otherwise be eligible to receive under Section 2.2 of your Employment Agreement.

If the Company terminates your employment without Cause or you terminate your employment for Good Reason, in either case, prior to February 13, 2026 and not during the Change in Control Measurement Period, then, subject to your full compliance with Section 6.1(c) of the Employment Agreement, including but not limited to the Release requirement and your continued compliance with obligations to the Company under your Covenants Agreement (as defined below), as an additional Non-CIC Severance Benefit under Section 6.1 of your Employment Agreement, the

Company will pay the First Retention Bonus, less applicable taxes and withholdings (the “Termination Bonus”). The Termination Bonus will be paid on the next regular payroll date after the Release has become effective.

Second Retention Bonus

Additionally, notwithstanding anything to the contrary in Section 2.2 of your Employment Agreement, if the Company terminates your employment without Cause or you terminate your employment for Good Reason, in either case, prior to the date that bonuses are paid in respect of the 2026 calendar year, then, subject to your full compliance with Section 6.1(c) of the Employment Agreement, you will be eligible to receive an amount equal to 1/12 of the Annual Bonus attributable to the 2026 calendar year, calculated at the full Modified Target Percentage, multiplied by the number of full months that you were employed by the Company in 2026 (the “Second Retention Bonus”). The Second Retention Bonus will be paid on the next regular payroll date after the Release has become effective.

Additional Non-CIC Severance Benefit

If the Company terminates your employment without Cause or you terminate your employment for Good Reason, in either case, at any time during the 2026 calendar year except during the Change in Control Measurement Period, then, subject to your full compliance with Section 6.1(c) of the Employment Agreement, as an additional Non-CIC Severance Benefit under Section 6.1 of your Employment Agreement, you will receive an amount equal to two times the Second Retention Bonus described in the previous paragraph, and calculated based on the applicable separation date. For the avoidance of doubt, if this additional severance benefit is payable to you, you agree that you will not have any right to receive otherwise, the Second Retention Bonus and/or any annual bonus in respect of the 2026 calendar year.

Miscellaneous

This Retention Agreement is intended to provide a financial incentive to you and is not intended to confer any rights to continued employment upon you. Nothing in this Retention Agreement is intended to alter your at-will employment relationship, and except as otherwise modified herein with respect to your Base Salary, Target Percentage, bonus eligibility and severance eligibility, all other provisions of the Employment Agreement and your Employee Confidential Information, Invention Assignment, Non-Solicitation and Non-Competition Agreement (the “Covenants Agreement”) remain in full force and effect.

All questions concerning the construction, validity and interpretation of this Retention Agreement will be governed by the laws of the state or commonwealth in which you primarily provide services for the Company.

This Retention Agreement is the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the benefits provided for herein, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning these matters (other than the Covenants Agreement and, except as explicitly modified herein, the Employment Agreement, both of which remain in full force and effect). The terms of this Retention Agreement may not be modified or amended except in a written agreement signed by you and a duly authorized officer of the Company.

[Signature Page Follows]

If you would like to accept the Company’s offer herein, please sign below and return to me on or before December 31, 2025.

Sincerely,

/s/ Bob Holmen_____________

Name: Bob Holmen

Title: Chairman of the Board

Accepted and Agreed:

/s/ Christopher W. Gerry Date:12/22/2025

Christopher W. Gerry